FOR IMMEDIATE RELEASE	Contact:	Heather Browne
August 26, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

Court Reduces Award in Final Judgment in

Associated Construction Company WLL Case against KBR

HOUSTON – KBR (NYSE: KBR) announced today that a judgment has been entered in the Associated Construction Company WLL (ASCO) case. ASCO was a subcontractor to KBR in Iraq and performed work under the LOGCAP III contract. The total judgment is just over $27 million, which includes damages, attorney’s fees, and interest. KBR previously accrued approximately $40 million representing the probable estimate of the jury award.

KBR believes there are additional errors in the verdict and judgment, and the company is evaluating its options on appeal. KBR also believes that the remaining jury award for extra work would be properly billable to the government once the issues are finally resolved.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.

NOTE: This news release contains “forward-looking statements.” All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. You can generally identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should” or other similar words. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from those in the future that are implied by these forward-looking statements. Many of these factors cannot be controlled or predicted. These risks and other factors include those described under “Risk Factors” in KBR’s Annual Report on Form 10-K dated February 26, 2008, final prospectus for its exchange offer dated March 27, 2007, subsequent Forms 10-Q, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings. Those factors, among others, could cause KBR’s actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this news release, you should carefully understand that the forward-looking statements are not guarantees of performance or results. KBR cautions you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, KBR cannot assure you that actual results will not differ materially from those expressed or implied by forward-looking statements.

The forward-looking statements included in this news release are made only as of the date of this document. New risks and uncertainties arise from time to time, and KBR cannot predict those events or their impact. KBR assumes no obligation to update any forward-looking statements after the date of this news release as a result of new information, future events or developments, except as required by the federal securities laws.